                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

         THE CHILDREN'S PLACE RETAIL STORES, INC.
-----------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee previously paid with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                               915 SECAUCUS ROAD
                           SECAUCUS, NEW JERSEY 07094

                                                                    June 7, 2000

Dear Stockholder:

On behalf of the Board of Directors of The Children's Place Retail
Stores, Inc., it is my pleasure to invite you to attend the Company's 2000 Annual Meeting of Stockholders. We are pleased to announce that this year's meeting will be held at the Company's headquarters located at 915 Secaucus Road, Secaucus, New Jersey 07094 on July 11, 2000, at ten o'clock in the morning, local time.

The business to be transacted at the meeting is set forth in the Notice of Meeting and is more fully described in the accompanying proxy statement.

It is important that your shares be represented at the meeting, regardless of how many you hold. Whether or not you can be present in person, please fill in, sign, date and return your proxy in the enclosed postage paid envelope as soon as possible. If you do attend the meeting and wish to vote in person, your proxy may be revoked at your request.

We appreciate your support and look forward to seeing you at the meeting.

                                                Sincerely yours,

                                                            /s/ Ezra Dabah
                                                Ezra Dabah
                                                Chairman of the Board and
                                                Chief Executive Officer

                                     [LOGO]

                    THE CHILDREN'S PLACE RETAIL STORES, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 11, 2000
                            ------------------------

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Children's Place Retail Stores, Inc. (the "Company") will be held at 915 Secaucus Road, Secaucus, New Jersey 07094 on July 11, 2000 at 10:00 a.m. for the following purposes:

    1. To elect one Class III Director to serve for a three year term and until such director's successor is duly elected and qualified;

    2. To ratify the selection of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending February 3, 2001; and

    3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on June 5, 2000 shall be entitled to notice of, and to vote at, the meeting.

                                   By order of the Board of Directors,

                                   [LOGO]

                                   Steven Balasiano
                                   Secretary

Dated: Secaucus, New Jersey
     June 7, 2000

IMPORTANT: PLEASE FILL IN, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                               915 SECAUCUS ROAD
                           SECAUCUS, NEW JERSEY 07094

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 11, 2000

                            ------------------------

The accompanying proxy is solicited by the Board of Directors of The Children's Place Retail Stores, Inc., a Delaware corporation (the "Company" or "The Children's Place"), for use at the Annual Meeting of Stockholders to be held on July 11, 2000, at 10:00 a.m., at 915 Secaucus Road, Secaucus, New Jersey 07094 or any adjournment thereof, at which stockholders of record at the close of business on June 5, 2000, shall be entitled to vote. The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting to Stockholders. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements also may be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Any proxy granted as a result of this solicitation may be revoked at any time before its exercise.

The Annual Report to Stockholders for the fiscal year ended January 29, 2000, accompanies this Proxy Statement. The date of this Proxy Statement is the approximate date on which this Proxy Statement and form of proxy were first sent or given to stockholders. The Company will furnish without charge (other than a reasonable charge for any exhibit requested) to any stockholder of the Company who so requests in writing, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended January 29, 2000, as filed with the Securities and Exchange Commission. Any such request should be directed to The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094, Attention:
Secretary.

If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the election of the nominee proposed by the Board of Directors, FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending February 3, 2001, and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

Pursuant to the By-laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. The presence at the Annual

Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on June 5, 2000, will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. If a quorum is present, (i) a plurality of the votes cast at the Meeting is required for election as a director, and (ii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required for all other matters. On June 5, 2000, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 25,760,763 shares of common stock. Each holder of common stock is entitled to one vote for each share of stock held by such holder. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the election of the nominee proposed by the Board of Directors and in favor of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ended February 3, 2001.

It is expected that the following business will be considered at the meeting and action taken thereon:

ITEM 1: ELECTION OF DIRECTOR

The Company's Articles of Incorporation and Bylaws provide for a classified Board of Directors comprised of Classes I, II and III, whose members serve staggered terms. The Class III, Class I and Class II Directors are scheduled to be elected at the Annual Meetings of Stockholders to be held in 2000, 2001 and 2002, respectively, to serve for a three year term and until their successors are duly elected and qualified. The nominee for Class III Director is set forth below.

Unless authorization is withheld, the persons named as proxies will vote FOR the nominee for director listed below unless otherwise specified by the stockholder. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as director, the proxy holders intend to vote all proxies received by them for the nominee listed below and against any other nominees. As of the date of this Proxy Statement, the Board of Directors is not aware that the nominee is unable or will decline to serve as director. The nominee listed below is already serving as a director of the Company.

The election to the Board of Directors of the nominee identified in this Proxy Statement will require a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEE FOR DIRECTOR.

DIRECTORS

The following table sets forth certain information with respect to the continuing directors of the Company:

                                                                                                                    CLASS OF
NAME                                       AGE                                 POSITION                             DIRECTOR
----                                     --------                              --------                             --------
Ezra Dabah.............................     46      Chairman of the Board of Directors and Chief Executive Officer   II
Stanley Silverstein....................     75      Director                                                          I
John F. Megrue.........................     41      Director                                                         II
David J. Oddi..........................     30      Director                                                          I
Sally Frame Kasaks.....................     55      Director                                                         III

NOMINEE FOR ELECTION IN CLASS III

SALLY FRAME KASAKS became a Director of the Company on May 9, 2000. Since 1997, Ms. Kasaks has served as a business consultant to a number of retailers through ISTA Incorporated. Previously, she held the following executive positions at major speciality retailers: Chairman and Chief Executive Officer of Ann Taylor Stores, Inc., from February 1992 to August 1996; President and Chief Executive Officer of Abercrombie and Fitch, a division of The Limited, Inc., from February 1989 to February 1992; and Chairman and Chief Executive Officer of The Talbots, Inc., a division of General Mills Co., from November 1985 to
September 1988. Ms. Kasaks also sits on the Board of Directors of the following retailers: Pacific Sunwear of California, Inc.; The White House, Inc.; Tuesday Morning, Inc.; and Cortefeil, S.A.

CONTINUING DIRECTORS

EZRA DABAH has been Chief Executive Officer of the Company since 1991 and Chairman of the Board of Directors since 1989. Mr. Dabah has more than 25 years of apparel merchandising and buying experience. From 1972 to May 1993, Mr. Dabah was a director and an executive officer of The Gitano Group, Inc. and its affiliates (collectively, "Gitano"), a company of which Mr. Dabah and certain members of his family were principal stockholders and which became a public company in 1988. From 1973 until 1983, Mr. Dabah was in charge of product design, merchandising and procurement for Gitano. In 1983, Mr. Dabah founded and became President of a children's apparel importing and manufacturing division for Gitano which later became an incorporated subsidiary, Eva Joia Incorporated ("E.J. Gitano"). Mr. Dabah is Stanley Silverstein's son-in-law and Nina Miner's brother-in-law.

STANLEY SILVERSTEIN has been a Director of the Company since July 1996.
Mr. Silverstein also serves as Chairman of the Board of Directors of Nina Footwear, a company he founded with his brother in 1952. Mr. Silverstein is the father of Nina Miner, Vice President, Trend Development, and Ezra Dabah's father-in-law.

JOHN F. MEGRUE has been a Director of the Company since July 1996. Since 1992, Mr. Megrue has been a partner of SKM Partners, L.L.C. (or its predeccessor), which serves as the general partner of SKM Partners, L.P., which serves as general partner of The SK Equity Fund, L.P. and SK Investment Fund, L.P. (collectively, the "SK Funds") and of Saunders Karp & Megrue, L.P. ("SKM"). From 1989 to 1992, Mr. Megrue was a Vice President and Principal at Patricof & Co. and prior thereto he served as a Vice President at C.M. Diker Associates.
Mr. Megrue also serves as Vice Chairman of the Board and Director of Dollar Tree Stores, Inc. and Chairman of the Board and Director of Hibbett Sporting
Goods, Inc.

DAVID J. ODDI has been a Director of the Company since April 1997. Mr. Oddi joined Saunders, Karp & Megrue, L.P. ("SKM") as an Associate in 1994 and is currently a Partner of Saunders Karp Megrue Partners, L.L.C., which serves as the general partner of SKM Partners, L.P., which serves as the general partner of the SK Funds and SKM. Prior to joining SKM, Mr. Oddi was a financial analyst in the Leveraged Finance Group at Salomon Brothers Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three standing committees: the Compensation Committee, the Stock Option Committee and the Audit Committee. Messrs. Dabah and Megrue and Ms. Kasaks serve on the Compensation Committee. The Compensation Committee reviews and sets the compensation of the Company's management and administers the Company's Employee Stock Purchase Plan and Management Incentive Plan. Messrs. Silverstein and Megrue serve on the Stock Option Committee. The Stock Option Committee administers the Company's stock option plans.
Messrs. Megrue and Oddi and Ms. Kasaks serve on the Audit Committee. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal procedures and controls, the audit report and the management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

MEETINGS OF THE BOARD OF DIRECTORS

During the fiscal year ended January 29, 2000, there were two meetings of the Board of Directors, one meeting of the Compensation Committee, one meeting of the Audit Committee and no meetings of the Stock Option Committee. The Stock Option Committee did not have any meetings apart from the meetings of the Board of Directors which all members of the Stock Option Committee attended. Stock option grants during fiscal 1999 were approved by the Board of Directors. Each incumbent Director of the Company attended in excess of 75% of the aggregate of the total number of meetings of the Board of Directors and committees thereof on which such Director served.

COMPENSATION OF DIRECTORS

The Company pays each director who is not an officer of the Company or an affiliate of the SK Funds compensation of $15,000 per annum and a fee of $1,000 for each meeting of the Board of Directors attended, plus reimbursement of expenses for each such meeting. All directors may be granted awards from time to time pursuant to the Company's stock option plans.

Information concerning executive officers of the Company who are not also directors is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000. Officers serve at the discretion of the Board of Directors and under the terms of any employment agreement which may exist.

LEGAL PROCEEDINGS

Except as described below, there have been no material administrative, civil or criminal actions against the Company or its executive officers during the preceding five years.

The Company has reached an agreement in principle to resolve the federal securities class action litigation which was filed against the Company, certain executive officers, directors and others in the United States District Court for the District of New Jersey and the securities litigation filed in Superior Court of New Jersey, Essex County Division. The proposed settlements provide for the payment of $1.7 million in the aggregate and would be funded entirely from insurance proceeds. The proposed federal action settlement received court approval on May 8, 2000. The proposed settlements would have no material impact on the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information at April 10, 2000, with respect to ownership of Common Stock by (i) each beneficial owner of five percent or more of the Company's Common Stock known to the Company, (ii) each director of the Company in office on that date, (iii) each of the Company's five most highly compensated executive officers in fiscal 1999 and (iv) all directors and executive officers as a group. For the purpose of computing the percentage of the shares of Common Stock owned by each person or group listed in this table, any shares not outstanding which are subject to options or warrants exercisable within 60 days after April 10, 2000 have been deemed to be outstanding and owned by such person or group, but have not been deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED       OF CLASS
------------------------------------                          ------------   --------
The SK Equity Fund, L.P. (1) (2)............................    6,704,053      26.0%
SK Investment Fund, L.P. (1) (2)............................    6,704,053      26.0%
John F. Megrue (1) (2) (3)..................................    6,721,053      26.1%
Allan W. Karp (1) (2) (4)...................................    6,707,653      26.0%
Thomas A. Saunders III (1) (2)..............................    6,704,053      26.0%
David J. Oddi (1) (5).......................................        5,500         *
Ezra Dabah (6) (7)..........................................    7,886,801      30.6%
Stanley B. Silver (6) (8)...................................      574,450       2.2%
Stanley Silverstein (6) (9).................................    5,674,735      22.0%
Clark Hinkley (6) (10)......................................      120,000         *
Diane M. Timbanard (6) (11).................................       99,680         *
Michael J. Zahn (6) (12)....................................        2,300         *
All Directors and Executive Officers as a Group (18
  persons)(13)(14)(15)......................................   16,502,540      62.9%

------------------------

*   Less than 1%

(1) The address of this person is Two Greenwich Plaza, Suite 100, Greenwich CT 06830.

(2) Includes (i) 6,608,268 shares owned by The SK Equity Fund, L.P. and
    (ii) 95,785 shares owned by SK Investment Fund, L.P. SKM Partners, L.P. is the general partner of each of the SK Funds. Messrs. Karp, Megrue and Saunders are Partners of Saunders Karp & Megrue, L.L.C., which is the general partner of SKM Partners, L.P., and therefore may be deemed to have beneficial ownership of the shares shown as being owned by the SK Funds. Messrs. Karp, Megrue and Saunders disclaim beneficial ownership of such shares, except to the extent that any of them has a limited partnership interest in SK Investment Fund, L.P.

(3) Includes 17,000 shares purchased by Mr. Megrue.

(4) Includes 2,000 shares purchased by Mr. Karp and 1,600 shares bought for the benefit of Mr. Karp's children and as to which Mr. Karp disclaims beneficial ownership.

(5) Includes 5,500 shares purchased by Mr. Oddi and does not include shares owned by The SK Equity Fund, L.P. or SK Investment Fund, L.P. Mr. Oddi is a Partner of Saunders Karp & Megrue, L.L.C., which is the general partner of SKM Partners L.P., which serves as the general partner of the SKM Funds and SKM and has a limited partnership interest in SK Investment Fund, L.P.

(6) The address of this person is c/o The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094.

(7) Includes (i) 4,916,755 shares held by trusts or custodial accounts for the benefit of Mr. Dabah's children and certain other family members, of which Mr. Dabah or his wife is a trustee or custodian and as to which Mr. Dabah or his wife, as the case may be, has voting control, and as to which shares
    Mr. Dabah disclaims beneficial ownership, (ii) 2,871,850 shares held by Mr. Dabah, (iii) 37,600 shares held by Mr. Dabah's wife, (iv) 800 shares held by Mr. Dabah's daughter, and (v) 59,796 shares subject to options exercisable within 60 days after April 10, 2000. Does not include
    (i) 563,680 shares beneficially owned by Stanley Silverstein, Mr. Dabah's father-in-law, (ii) 7,000 shares held in Mr. Silverstein's profit sharing account, (iii) 261,300 shares beneficially owned by Raine Silverstein, Mr. Dabah's mother-in-law and (iv) 39,864 shares subject to options not yet vested held by Mr. Dabah.

(8) Includes (i) 444,450 shares held by Mr. Silver, (ii) 100,000 shares held by Mr. Silver's wife and (iii) 30,000 shares held for the benefit of Mr. Silver's children and as to which Mr. Silver's wife is a trustee and as to which shares Mr. Silver disclaims beneficial ownership. Mr. Silver resigned from the Company in February 2000.

(9) Includes (i) 4,842,755 shares held by trusts for the benefit of Mr. Silverstein's children and grandchildren, of which Mr. Silverstein's wife is a trustee, and as to which Mrs. Silverstein has voting control, and as to which shares Mr. Silverstein disclaims beneficial ownership,
    (ii) 563,680 shares held by Mr. Silverstein, (iii) 7,000 shares held in Mr. Silverstein's profit sharing account and (iv) 261,300 shares held by Mr. Silverstein's wife. Does not include (i) 2,871,850 shares beneficially owned by Ezra Dabah, Mr. Silverstein's son-in-law, (ii) 37,600 shares beneficially owned by Mr. Silverstein's daughter, (iii) 800 shares owned by Mr. Silverstein's granddaughter and (iv) 59,796 shares issuable to Mr. Dabah upon exercise of outstanding stock options exercisable within 60 days of April 10, 2000.

(10) Includes (i) 40,506 shares held by Mr. Hinkley and (ii) 79,494 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 10, 2000. Does not include 105,000 shares subject to options not yet vested.

(11) Includes (i) 89,254 shares held by Ms. Timbanard and (ii) 10,426 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 10, 2000. Does not include 36,920 shares subject to options not yet vested.

(12) Includes (i) 300 shares held by Mr. Zahn and (ii) 2,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of April 10, 2000. Does not include 55,000 shares subject to options not yet vested.

(13) Reflects shares issuable upon exercise of stock options exercisable within 60 days of April 10, 2000.

(14) Does not include the 574,450 shares beneficially owned by Mr. Silver who resigned from the Company in February 2000.

(15) Does not include Sally Frame Kasaks who was appointed to the Board of Directors on May 9, 2000.

As of April 10, 2000, Ezra Dabah and certain members of his family beneficially own 8,830,301 shares of the Company's Common Stock, constituting approximately 34.2% of the outstanding Common Stock. The SK Funds own 6,704,053 shares or approximately 26.0% of the outstanding Common Stock. Pursuant to the Amended Stockholders Agreement described below, Ezra Dabah, the SK Funds and certain other stockholders, who own in the aggregate a majority of the outstanding Common Stock, have agreed to vote for the election of two nominees of the SKM Funds and three nominees of Ezra Dabah to the Company's Board of Directors. As a result, the SKM Funds and Ezra Dabah are able to control the election of the Company's directors. In addition, if the SKM Funds and Mr. Dabah were to vote together, they would be able to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval.

STOCKHOLDERS AGREEMENT

The Children's Place and certain of its stockholders, who currently own in the aggregate a majority of the Common Stock, are parties to a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement places certain limitations upon the transfer in privately negotiated transactions of shares of Common Stock beneficially owned by Ezra Dabah and the SK Funds. In addition, the Stockholders Agreement provides that (i) so long as Ezra Dabah, together with members of his family, beneficially owns shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the stockholders party to the Stockholders Agreement will be obligated to vote all shares as to which they have voting rights in a manner such that the Board will at all times include three directors nominated by Ezra Dabah and (ii) so long as the SK Funds beneficially own shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the stockholders party to the Stockholders Agreement will be obligated to vote all shares as to which they have voting rights in a manner such that the Board will at all times include two directors nominated by the SK Funds. Should the number of directors comprising the Board of Directors be increased, nominees for the remaining director positions will be designated by the Company's Board of Directors. Pursuant to the Stockholders Agreement, Ezra Dabah and Stanley Silverstein were designated as director nominees by Mr. Dabah and were elected to the Board, and John Megrue and David Oddi were designated as director nominees by the SK Funds and were elected to the Board.

The Stockholders Agreement provides that the Company will not, without the affirmative vote of at least one director nominated by the SK Funds, engage in specified types of transactions with certain of its affiliates (not including the SK Funds), take action to amend its Bylaws or Certificate of Incorporation or increase or decrease the size of the entire Board of Directors. The Stockholders Agreement also provides that certain specified types of corporate transactions and major corporate actions will require the approval of at least two-thirds of the members of the Board of Directors.

Under the terms of the Stockholders Agreement, the rights of any party thereunder will terminate at the time that such party's Common Stock constitutes less than 25% of the shares of Common Stock owned by such party on the date of the Stockholders Agreement. All the provisions of the Stockholders Agreement will terminate when no party to the Stockholders Agreement beneficially owns shares representing at least 25% of the outstanding Common Stock owned by such party on the date of the Stockholders Agreement.

EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

The following table summarizes the compensation for fiscal 1999, fiscal 1998 and fiscal 1997 for the Company's Chief Executive Officer and each of its four other most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL            LONG-TERM         ALL OTHER
                                                                COMPENSATION (1)      COMPENSATION      COMPENSATION
                                                              ---------------------   ------------      ------------
                                                                                       SECURITIES
                                                    FISCAL     SALARY       BONUS      UNDERLYING
NAME AND PRINCIPAL POSITION                          YEAR        ($)         ($)      OPTIONS (#)           ($)
---------------------------                        --------   ---------   ---------   ------------      ------------
Ezra Dabah.......................................    1999     $556,721    $287,500            0(2)        $24,000(8)
  Chairman of the Board and Chief Executive          1998      538,850     551,500            0            24,000(8)
  Officer                                            1997      528,008     120,648       99,660             4,000(9)

Stanley B. Silver (3)............................    1999      384,625     160,000            0            16,565(10)
  President and Chief Operating Officer              1998      361,550     300,000            0            15,755(11)
                                                     1997      350,012      63,980            0            15,035(12)

Clark Hinkley....................................    1999      418,833     129,000       25,000(4)          4,000(9)
  Executive Vice President, Merchandising            1998      406,233     240,000      200,000(5)              0

Diane M. Timbanard (13)..........................    1999      270,379      70,000       12,000(4)          4,000(9)
  Vice President, Design and Product Development     1998      253,075     131,250       25,000(6)          4,000(9)
                                                     1997      245,000      27,991            0             4,000(9)

Michael J. Zahn..................................    1999      263,141      41,667       15,000(4)              0
  Vice President, General Merchandise Manager        1998       84,615      41,667       50,000(7)              0

------------------------

(1) For fiscal 1999 and fiscal 1997, bonuses were earned and paid in the respective fiscal year. For fiscal 1998 includes bonuses earned in such fiscal year, portions of which were paid in the following fiscal year. Other annual compensation did not exceed $50,000 or 10% of the total salary and bonus for any of the named executive officers.

(2) Mr. Dabah's options become exercisable at the rate of 20% on or after December 31, 1997 and 20% on or after each of the first, second, third and fourth anniversaries of the date of the grant.

(3) Mr. Silver resigned in February 2000.

(4) Each of the options granted becomes exercisable at the rate of 20% on or after September 18, 2000 and 20% on or after the first, second, third and fourth anniversaries of September 18, 2000.

(5) Mr. Hinkley's option grant becomes exercisable at the rate of 20% on or after six months following the date of the grant and 20% on or after the first, second, third and fourth anniversaries of the date of the grant.

(6) Ms. Timbanard's 1998 option grant becomes exercisable at the rate of 15,000 shares on or after November 1, 1998 with an additional 5,000 shares exercisable on or after June 28, 1999 and the remaining 5,000 shares exercisable on or after June 28, 2000.

(7) Mr. Zahn's 1998 option grant becomes exercisable at the rate of 20% on or after September 18, 1999 and 20% on or after the first, second, third and fourth anniversaries of September 18, 1999.

(8) Reflects the value of (i) of insurance premiums of $20,000 paid by the Company with respect to term life insurance for the benefit of Mr. Dabah, and (ii) Company matching contributions of $4,000 under The Children's Place 401(k) Savings and Investment Plan.

(9) Amounts shown consist of the Company's matching contributions under The Children's Place 401(k) Savings and Investment Plan.

(10) Reflects the value (i) of insurance premiums of $12,565 paid by the Company with respect to term life insurance for the benefit of Mr. Silver, and
    (ii) Company matching contributions of $4,000 under The Children's Place 401(k) Savings and Investment Plan.

(11) Reflects the value of (i) insurance premiums of $11,755 paid by the Company with respect to term life insurance for the benefit of Mr. Silver, and
    (ii) Company matching contributions of $4,000 under The Children Place 401(k) Savings and Investment Plan.

(12) Reflects the value of (i) insurance premiums of $11,035 paid by the Company with respect to term life insurance for the benefit of Mr. Silver, and
    (ii) Company matching contributions of $4,000 under The Children's Place 401(k) Savings and Investment Plan.

(13) On or about April 15, 2000, the Company made a $400,000 loan to Ms. Timbanard. This loan matures on April 15, 2001, bears interest at the prime rate quoted by Chase Manhattan Bank and is secured by Ms. Timbanard's principal residence.

STOCK OPTIONS

The following table sets forth certain information concerning options granted during fiscal 1999 to Clark Hinkley, Diane Timbanard and Michael Zahn. No options were granted during fiscal 1999 to the other executive officers named in the Summary Compensation Table.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                                                                                     ANNUAL RATES OF STOCK
                                                                                                    PRICE APPRECIATION FOR
                                      NUMBER OF SECURITIES   % OF TOTAL                                 OPTION TERM (3)
                                           UNDERLYING        GRANTED IN    EXERCISE    EXPIRATION   -----------------------
NAME                                  OPTIONS GRANTED (1)    FISCAL 1999   PRICE (2)      DATE          5%          10%
----                                  --------------------   -----------   ---------   ----------   ----------   ----------
Clark Hinkley.......................         25,000             4.45%      $15.9357     12/30/09     $250,575     $635,007
Diane Timbanard.....................         12,000             2.14%       15.9357     12/30/09      120,276      304,803
Michael Zahn........................         15,000             2.67%       15.9357     12/30/09      150,345      381,004

------------------------

(1) The 1999 option grant becomes exercisable at the rate of 20% on or after September 18, 2000 and 20% on or after each of the first, second, third and fourth anniversaries of September 18, 2000.

(2) The exercise price was fixed at the date of the grant and was equal to the fair market value per share of Common Stock on such date in accordance with the 1997 Stock Option Plan.

(3) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect the Company's estimates or projections of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment though the option period, and the date on which the options are exercised.

The following table sets forth certain information with respect to stock options exercised by the named executive officers during fiscal 1999, including the aggregate value of gains on the date of the exercise. In addition, the table sets forth the number of shares covered by stock options as of fiscal year end, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the year-end market price of the shares subject to such option at fiscal year end. None of the named executives hold stock appreciation rights (SARs).

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                              SHARES                        OPTIONS AT 1/29/00              AT 1/29/00 (1)
                                             ACQUIRED        VALUE      ---------------------------   ---------------------------
NAME                                        ON EXERCISE    REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                        -----------   -----------   -----------   -------------   -----------   -------------
Ezra Dabah................................       None             --      59,796          39,864       $      0       $      0
Stanley B. Silver (2).....................    197,420     $4,595,224       1,780          49,800         18,875        528,079
Clark Hinkley.............................     27,004        907,167      52,996         145,000        316,307        716,220
Diane M. Timbanard........................     79,680      2,406,177      20,000          36,920         70,760        228,887
Michael J. Zahn...........................      8,000        109,500       2,000          55,000              0              0

------------------------

(1) The market value of the Company's stock at the close of business on January 28, 2000 was $13.281.

(2) Mr. Silver resigned in February 2000. As a result of Mr. Silver's resignation, the 49,800 options that were scheduled to vest on June 28, 2000 were cancelled.

EMPLOYMENT AGREEMENTS

The Company is a party to employment agreements with Ezra Dabah and Clark
Hinkley.

EZRA DABAH

Mr. Dabah's employment agreement (the "Dabah Agreement") provides that he will serve as Chairman and Chief Executive Officer of the Company from June 27, 1996 for successive three year periods, subject to termination in accordance with the termination provisions of the Dabah Agreement. Mr. Dabah's current salary is $625,000, subject to annual review. Mr. Dabah is also entitled to receive a semi-annual bonus in an amount equal to the product of (x) 50% of his semi-annual base salary multiplied by (y) a pre-determined bonus percentage fixed by the Board of Directors for any stated six-month period of not less than 20% nor more than 200%, based on the Company's performance during such six-month period. The Dabah Agreement also provides for certain insurance and other benefits to be maintained and paid by the Company.

The Dabah Agreement provides that if Mr. Dabah's employment is terminated by the Company without cause or for disability, or by Mr. Dabah for good reason or following a change in control (as each such term is defined in the Dabah Agreement), the Company will be required to pay Mr. Dabah three times his base salary then in effect, which amount will be payable within 30 days following his termination. Mr. Dabah also will be entitled to receive any accrued but unpaid bonus compensation and all outstanding stock options under the Company's stock option plans will immediately vest. If Mr. Dabah's employment is terminated for any of the above reasons, the Company also will be required, with certain exceptions, to continue to maintain life insurance, medical benefits and other benefits for Mr. Dabah for three years. The Dabah Agreement also provides that Mr. Dabah will not, with certain exceptions, engage or be engaged in a competing business for a period of five years following termination of his employment.

CLARK HINKLEY

Mr. Hinkley's employment agreement (the "Hinkley Agreement") provides that he will serve as Executive Vice President, Merchandising of The Children's Place from February 2, 1998, and that such service shall continue unless terminated in accordance with the termination provisions of the Hinkley Agreement.
Mr. Hinkley's current salary is $455,000 per year, subject to annual review.
Mr. Hinkley also is entitled to receive a semi-annual bonus in an amount equal to the product of (x) 30% of his semi-annual base salary multiplied by (y) a pre-determined bonus percentage fixed by the Board of Directors for any stated six-month period of not more than 200%, based on the Company's performance during such six-month period.

The Hinkley Agreement provides that if Mr. Hinkley's employment is terminated by The Children's Place without cause (as such term is defined in the Hinkley Agreement), the Company will be required to pay Mr. Hinkley an amount equal to his base salary then in effect for one year, which amount is payable in equal monthly installments over a one year period following his termination.
Mr. Hinkley will also be entitled to receive any accrued but unpaid bonus compensation and the Company will be required, with certain exceptions, to continue to maintain life insurance, medical benefits and other benefits for Mr. Hinkley for one year. The Hinkley Agreement also provides that Mr. Hinkley will not, with certain exceptions, engage or be engaged in a competing business for a period of two years following termination of his employment.

OTHER EMPLOYMENT AGREEMENTS

The Company has also entered into employment agreements with certain of its other executive officers which provide for the payment of severance equal to the officer's salary for a period of six to nine months following any termination without cause.

SEVERANCE AGREEMENT

STANLEY B. SILVER

Mr. Silver resigned from the Company effective February 24, 2000 as President, Chief Operating Officer and Director of The Children's Place. On February 24, 2000, the Company and Mr. Silver entered into a severance agreement and release memorializing Mr. Silver's resignation from the Company. In accordance with the agreement, Mr. Silver is entitled to receive (i) $738,459 less legally required payroll deductions and deductions for health insurance in twenty two equal monthly installments; and (ii) health and life insurance coverage until December 31, 2001. Mr. Silver waived any claim to the 49,800 options which were scheduled to vest on June 28, 2000 and any other compensation or bonus. The agreement also provided, among other things, that Mr. Silver would not engage or be engaged in a competing business for a period of two years following termination of employment.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, Directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such reports they file.

Based solely on a review of the copies of such reports furnished to the Company, or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with through April 10, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee from September 17, 1997 through the end of the fiscal year ended January 29, 2000 were Messrs. Dabah and Megrue. Mr. Dabah is the Chief Executive Officer and Chairman of the Board of Directors of the Company, and has entered into certain related transactions with the Company as disclosed below. Mr. Megrue is a general partner of SKM Partners, L.P., which serves as the general partner of SKM, which has entered into an advisory agreement with the Company, as disclosed below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SKM FINANCIAL ADVISORY SERVICES

In 1996, the Company entered into a management agreement with SKM which provides for the payment of an annual fee of $150,000, payable quarterly in advance, in exchange for certain financial advisory services. This management agreement remains in effect until SKM or any of its affiliates' total ownership of the Company's Common Stock is less than 10% on a fully diluted basis. Pursuant to the management agreement, the Company incurred fees and expenses of approximately $151,000, $151,000 and $153,000 during fiscal 1999, fiscal 1998 and fiscal 1997, respectively.

STOCKHOLDERS AGREEMENT

The Company's stockholders agreement is described above.

MERCHANDISE FOR RE-SALE

During fiscal 1998, the Company purchased approximately $290,000 in bath products from HBA Technologies, LLC. Haim Dabah, Ezra Dabah's brother, is the majority owner of HBA Technologies, LLC.

During fiscal 1999, the Company purchased approximately $565,000 in footwear from Nina Footwear Corporation. Stanley Silverstein, a member of the Company's Board of Directors and Ezra Dabah's father-in-law, owns Nina Footwear Corporation with his brother.

EXECUTIVE OFFICERS

In addition to the loan made to Ms. Timbanard, as described above, on or about April 15, 2000, the Company also made loans to five other officers in amounts ranging from $200,000 to $500,000. The aggregate amount of these loans, including Ms. Timbanard, totaled $2.2 million. The loans mature on April 15, 2001 and bear interest at the prime rate per annum as quoted by Chase Manhattan Bank. The loans are secured by the principal residences of these executive officers.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICY

The Company's employee compensation policy in general is to offer a package including a competitive salary, an incentive bonus based upon performance goals, competitive benefits including a participatory 401(k) Savings and Investment Plan, and an efficient workplace environment. The Company also encourages broad-based employee ownership of the Company's Common Stock and by granting stock options to employees at many levels within the Company and through the Employee Stock Purchase Plan.

The Compensation Committee of the Board of Directors reviews and approves individual officer salaries, bonus plan and financial performance goals, and stock option grants. The Compensation Committee also reviews guidelines for compensation, bonus, and stock option grants for non-officer employees.

Key personnel of the Company are paid salaries in line with their responsibilities. These salaries are structured to be competitive with salaries paid by a peer group consisting of similar companies in the retail apparel industry. Executives participate in the Company's Management Incentive Program, which offers cash incentives based on the Company's performance. Under the Company's 1996 and 1997 Stock Option Plans, and at the discretion of the Board of Directors, the Company also grants executive officers stock options. The Company's performance and return on equity are of vital importance to the executive officers due to these equity holdings and cash incentives. Benefits extended to the executive officers vary by recipient and may include disability and life insurance, and participation in the Company's 401(k) Savings and Investment Plan. Salaries for executive officers are adjusted based on individual job performance and the Company's performance and, in certain cases, changes in the individual's responsibilities.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

The Compensation Committee reviews and approves the compensation of Ezra Dabah, the Company's Chief Executive Officer. Pursuant to Mr. Dabah's Employment Agreement and based on the Company's performance in the preceding fiscal year, Mr. Dabah's base salary for the fiscal year ended January 29, 2000 was $556,721, an increase of 3.3% from the prior year. In addition, Mr. Dabah is entitled to receive a bonus based on the Company's earnings. Mr. Dabah's performance bonus for the fiscal year ended January 29, 2000 was $287,500.

DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers. The Compensation Committee believes that the Company will be able to continue to manage its executive compensation program to preserve federal income tax deductions.

                                           Submitted by the Compensation
                                           Committee
                                           Ezra Dabah        John F. Megrue

PERFORMANCE GRAPH

The following graph compares the cumulative stockholder return on the Company's common stock with the return on the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. The graph assumes that $100 was invested on the date of the Company's initial public offering, September 18, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         THE CHILDREN'S PLACE RETAIL STORES, INC.  NASDAQ STOCK MARKET (US)  NASDAQ RETAIL TRADE STOCKS
9/18/97                                    100.00                    100.00                      100.00
1/30/98                                     52.24                     97.24                       96.96
1/29/99                                    202.68                    152.10                      118.55
1/28/00                                     94.86                    229.40                       97.14

ITEM 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors of the Company has selected the accounting firm of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending February 3, 2001. Arthur Andersen LLP has served as the Company's independent public accountants since 1994. A representative of Arthur Andersen LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

ITEM 3: OTHER MATTERS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS: 2001 ANNUAL MEETING

Proposals of stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company on or prior to December 31, 2000, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 2001 Annual Meeting.

                                     By order of the Board of Directors,
                                     Steven Balasiano
                                     Secretary

Secaucus, New Jersey
June 7, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                    THE CHILDREN'S PLACE RETAIL STORES, INC.
             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JULY 11, 2000

         The undersigned hereby appoints Ezra Dabah and John F. Megrue, and each of them proxies, each with power of substitution, to vote for the undersigned at the Annual Meeting of Stockholders of The Children's Place Retail Stores, Inc. to be held at The Children's Place, 915 Secaucus Road, Secaucus, NJ 07094, on Tuesday, July 11, 2000, at 10 o'clock A.M., local time, and at any adjournment thereof, with respect to:

                         IMPORTANT: SIGN ON OTHER SIDE

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                    THE CHILDREN'S PLACE RETAIL STORES, INC.

                                 JULY 11, 2000

              v Please Detach and Mail in the Envelope Provided v

    PLEASE MARK YOUR
|X| VOTES AS IN THIS
    EXAMPLE.

            VOTE FOR the
        nominee listed at right       VOTE
         (except as marked to       WITHHELD
          the contrary below)   from the nominee
1. Election of   |_|                   |_|           NOMINEE: Sally Frame Kasaks
   Director

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR NOMINEE,
WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

________________________________________________________

                                                  FOR    AGAINST  ABSTAIN
2. To ratify the selection of Arthur Andersen     |_|      |_|      |_|
   LLP to serve as the Company's
   independent public accountants for the
   fiscal year ending February 3, 2001

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEE LISTED IN PROPOSAL (1) AT LEFT AND "FOR" PROPOSAL (2) ABOVE.

  The undersigned hereby acknowledges receipt of the (i) Notice of Annual Meeting and Proxy Statement and (ii) the Company's 1999 Annual Report.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.


SIGNATURE____________________ DATE ____  SIGNATURE____________________ DATE ____
NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator trustee or guardian, give the full title. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized persons.